SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) October 27,1998



           CENTRAL VERMONT PUBLIC SERVICE CORPORATION
     (Exact name of registrant as specified in its charter)



   Vermont                     1-8222          03-0111290
(State of other jurisdic-   (Commission     (IRS Employer
 tion of incorporation)      File Number)    Identification No.)



   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code 802-773-2711



                              N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

Vermont Retail Rate Settlement:

     On June 12, 1998, Central Vermont Public Service Corporation (Company) filed with the Vermont Public Service Board (PSB) for a 10.7% or $24.7 million on an annualized basis retail rate increase to become effective March 1, 1999. On October 27, 1998 the Company reached an agreement with the Vermont Department of Public Service (DPS) regarding this rate increase request.

     The agreement, if approved by the PSB, provides for a temporary rate increase in the Company's Vermont retail rates of 4.7% or $10.9 million on an annualized basis beginning with service rendered January 1, 1999. The temporary rate increase is subject to adjustment upon future resolution of the Hydro-Quebec Contract issues presently before the Vermont Supreme Court (VSC).

     The agreement incorporates a disallowance of approximately
$7.4 million for the Company's purchased power costs under the Hydro-Quebec Contract while the VSC reviews the PSB denial of the Company's claim that the PSB is precluded from again trying the Company on certain Hydro-Quebec Contract issues. Upon approval of the agreement by the PSB, the Company will accrue under Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies," approximately $7.4 million on a pre-tax basis for purchased power expense, representing the Company's estimated loss on the Hydro-Quebec power contract for the twelve months following December 31, 1998. The Company anticipates the PSB's decision on the rate increase agreement during the fourth quarter of 1998 and resolution of the Hydro-Quebec Contract issues by the end of 1999. In addition, the agreement reflects an elimination of $3.8 million in non-Hydro-Quebec costs.

     Historically, the Company has prepared its financial statements in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as amended. In order for the Company to report under SFAS No. 71, the Company's rates must be designed to recover its costs of providing service, and the Company must be able to collect those rates from customers. If rate recovery of these costs becomes unlikely or uncertain, whether due to competition or regulatory action, these accounting standards may no longer apply to the Company's regulated operations. In the event the Company determines that it no longer meets the criteria for applying SFAS No. 71, the accounting impact would be an extraordinary non-cash charge to operations of an amount that would be material. Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, including the agreement discussed above, management believes that its regulatory assets are probable of future recovery in the State of Vermont for the Company's retail business.

Change in Board of Directors:

     In October 1998, Delano E. Lewis notified the Company that he would be unable to continue as a member of the Company's Board of Directors. Mr. Lewis, who also is leaving his position as president and chief executive officer of National Public Radio, is relocating to the Southwest and has found it necessary to reduce the scope of his professional commitments. Janice L. Scites, who is currently an Advisory Director of the Company, was appointed by the Board of Directors to fill this vacancy.

Revolving Credit and Competitive Advance Facility:

     The Company has a $50.0 million revolving credit facility with a group of banks which matures on June 1, 1999. No borrowings were outstanding at September 30, 1998 but borrowings are expected to be $25.0 million as of June 1, 1999 as a result of scheduled first mortgage bond maturities. In addition, the Company must roll over an aggregate of $16.3 million of letters of credit between May 1999 and December 1999. The Company's ability to extend or replace the maturing $50.0 million revolving credit facility and roll over the $16.3 million of maturing letters of credit will be dependent in large part on a positive outcome of the pending Hydro-Quebec matter at the VSC.


     This document contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will depend, among other things, upon the actions of regulators as well as litigation related thereto. The Company cannot predict the outcome of any of these proceedings.

                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                  CENTRAL VERMONT PUBLIC SERVICE CORPORATION


               BY            James M. Pennington
                  James M. Pennington, Vice President and
                  Controller and Principal Accounting Officer


November 3, 1998